Exhibit 10.39

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”) dated as of December 21, 2009 between Howard A. McLure (“Mr. McLure” or “Executive”) and CVS Caremark Corporation (the “Company”) shall be effective eight (8) days after it is signed by Executive (the “Effective Date”), so long as the Agreement is also signed by the Company’s Senior Vice President, Human Resources.

WHEREAS, Executive’s employment was transferred from Caremark Rx, Inc. (“Caremark”) to the Company effective as of March 22, 2007, pursuant to a Term Sheet agreement dated November 1, 2006, which Term Sheet agreement was amended effective December 31, 2008;

WHEREAS, Executive and the Company desire to enter into an agreement concerning the terms and conditions of Executive’s separation from employment with the Company;

NOW THEREFORE, in consideration of the foregoing, and of the promises and mutual covenants contained herein, Executive and the Company agree as follows:

1.    SEPARATION FROM EMPLOYMENT. Executive was employed with the Company through and including November 27, 2009 (the “Separation Date”), and his employment with the Company and/or any of its subsidiaries ended as of the close of business on the Separation Date. Executive is entitled to receive his salary and benefits through the Separation Date, and Executive’s entitlement to salary, benefits or any other compensation from the Company ended as of the Separation Date, except as set forth in this Agreement.

2.    ACCRUED PAID TIME OFF AND CASH BONUS PAYMENTS. Prior to the Effective Date of this Agreement, the Company paid Executive, and Executive acknowledges receipt, of pay for one hundred eighty-four (184) hours of earned, unused Paid Time Off, which payment the parties acknowledge Executive was entitled to receive whether or not he signs this Agreement. Executive shall be eligible to receive a Management Incentive Plan (“MIP”) award in respect of 2009 performance, subject to the terms of the MIP for Business Planning Committee (“BPC”) members, which award shall be determined pursuant to the terms of the MIP for BPC members and paid to Executive at the same time as other senior members of the Company’s management are paid their MIP awards, provided that the MIP award shall be calculated as though Executive had been employed by the Company through December 31, 2009.

3.    DISTRIBUTION OF DEFERRAL ACCOUNT AND TERM SHEET RSU AWARD. The Deferral Account described in the Term Sheet, including the Deferred Amount and the Deferred Stock Units, shall be distributed to Executive promptly after May 27, 2010, in accordance with the Term Sheet. In addition, the parties agree that the 43,720 RSUs from RSU Award No. CX200702, which were granted to Executive in accordance with the provision for an RSU Award set forth in the Term Sheet, shall be vested as of the Separation Date and shall be

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delivered to Executive promptly after May 27, 2010, such delivery date being the minimum delay necessary to avoid adverse tax consequences under Section 409A.

4.    2008 RETENTION RSU AWARD. Pursuant to Executive’s CVS Caremark Corporation Restricted Stock Unit Grant Agreement with a Grant Date of April 1, 2008 (the “2008 Retention RSU Agreement”), Executive was granted 121,448 Restricted Stock Units (RSUs), subject to the terms of the 2008 Retention RSU Agreement. The Company agrees that 60,724 of the RSUs granted to Executive pursuant to the 2008 Retention RSU Agreement shall vest as of the Separation Date and the Shares shall be distributed to Executive within 90 days following the Separation Date. The parties agree that the remaining RSUs granted pursuant to the 2008 Retention RSU Agreement shall be forfeited effective as of the close of business on the Separation Date.

5.    LTIP AWARD. Executive shall be entitled to an Award under the Company’s Long Term Incentive Plan (“LTIP”) for LTIP Cycle VI (2007-2009), which Award shall be payable at the same time when other senior members of the Company’s management are paid their LTIP awards for Cycle VI and in accordance with the terms of the LTIP, including the criteria established for payment of Cycle VI Awards, provided that the Award shall be calculated as though Executive had been employed by the Company through December 31, 2009. Executive shall not be entitled to any LTIP Award for LTIP Cycles VII (2008-2010) or VIII (2009-2011).

6.    STOCK OPTIONS. The rights and obligations of Executive in respect of stock options granted to Executive by Caremark prior to March 22, 2007, will continue to be governed by the terms of the compensation plans authorizing the granting of such options, as well as the agreements granting such options, and in accordance with such plans and grant agreements, such stock options may be exercised within 90 days following the Separation Date, and if not exercised within such period, shall be forfeited. Any stock options granted to Executive by the Company after March 22, 2007, that have vested as of the Separation Date shall be governed by the Company’s 1997 Incentive Compensation Plan (the “ICP”), as amended, and the agreements granting such options, and in accordance with the ICP and such grant agreements, such stock options may be exercised within 90 days following the Separation Date, and if not exercised within such period, shall be forfeited. Any stock options granted to Executive by the Company after March 22, 2007, and that were not vested as of the Separation Date, have been forfeited.

7.    POST-EMPLOYMENT BENEFITS. For two years following the Separation Date, the Company shall continue to provide Executive with the following benefits: (a) medical and dental insurance under the plan (or successor to the plan) in which Mr. McLure participated as of the Separation Date, provided that Executive makes timely payments to the Company of the portion of the monthly medical and dental premium which would have been deducted from his pay check if he were an employee of the Company; (b) life insurance under the plan (or successor to the plan) in which Executive participated as of the Separation Date; (c) supplemental long term disability insurance under the plan (or successor to the plan) in which Executive participated as of the Separation Date; (d) an executive survivor insurance benefit under the plan (or successor to the plan) in which Executive participated as of the Separation Date; and (e) reimbursement in accordance with applicable Company policies of the cost, up to the established maximum amount per calendar year, of financial planning services.

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8.    RETIREMENT BENEFITS. The parties acknowledge and agree that (a) Executive participated in the CareSave 401(k) plan, and Executive’s rights to benefits under that plan following the Separation Date will be governed by the terms of that plan; (b) Executive participated in Caremark’s Capital Accumulation Account (“CAA”) plan, and shall be eligible for CAA plan benefits pursuant to the terms of that plan following the Separation Date; and (c) Executive participated in the Caremark Special Retirement Plan (“SRP”), and shall be eligible for SRP benefits in accordance with the terms of the SRP. Nothing in this Agreement shall alter any rights Executive may have under the Caremark Rx, Inc. Deferred Compensation Plan.

9.    FICA PAYMENT. Executive agrees that on or before December 31, 2009, he shall deliver or cause to be delivered to the Company a check payable to CVS Pharmacy, Inc. in the amount of $26,043.00, in respect of the Medicare FICA tax on Executive’s SRP benefit.

10.    RETURN OF PROPERTY. Executive agrees that on or before the Separation Date he shall return to the Company all property of CVS Caremark Corporation and/or any of its subsidiaries or affiliates (“CVS Caremark”) in his control or possession, including but not limited to the originals and copies of any information provided to or acquired by Executive in connection with the performance of his duties for CVS Caremark or any of its predecessors, including but not limited to all files, correspondence, communications, memoranda, e-mails, slides, records, and all other documents, no matter how produced or reproduced, all computer equipment, programs and files, and all office keys and access cards, it being hereby acknowledged that all of said items are the sole and exclusive property of CVS Caremark.

11.    RESTRICTIVE COVENANTS.

For two (2) years following the Separation Date, Executive shall not, without the Company’s prior written consent (i) directly or indirectly, establish, engage, own, manage, operate, join or control, or participate in the establishment, ownership, management, operation or control or be a director, officer, employee, salesman, agent or representative of, or be a consultant to, any person or entity in any business in competition with the Company or its subsidiaries in any state where the Company or any of its affiliates are then conducting any business; or (ii) directly or indirectly, in any capacity, for the benefit of any person or entity, solicit, interfere with, hire, or divert, any person who is a customer, patient, supplier, employee, salesman, agent or representative of the Company or its subsidiaries, in connection with any business in competition with the Company or its subsidiaries. Executive acknowledges and agrees that the restrictive covenants above and the covenants of the Executive below are essential to the Company.

At no time shall Executive divulge any secret or confidential information, knowledge or data relating to the Company, any of its subsidiaries or affiliates, or any of their predecessors, which the Executive has obtained in connection with Executive’s employment or services on behalf of CVS Caremark or any predecessors and which has not become public knowledge (other than by the Executive’s violation of the foregoing).

The foregoing restrictive covenants shall be enforceable by injunction, it being agreed that the damages suffered by the Company or its subsidiaries from any breach or threatened breach of any

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of these restrictive covenants could not be adequately remedied solely by monetary damages alone.

12.    COOPERATION AND NOTIFICATION TO COMPANY.

Executive agrees to cooperate with the Company following the Separation Date by making himself reasonably available to testify on behalf of CVS Caremark in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist CVS Caremark in any such action, suit, or proceeding, by providing information and meeting and consulting with the board of directors of the Company or its representatives or counsel, or representatives or counsel to CVS Caremark as reasonably requested; provided, however, that the same does not materially interfere with Executive’s then current professional activities. The Company agrees to reimburse Executive, on an after-tax basis, for all expenses actually incurred in connection with Executive’s provision of testimony or assistance.

In the event Executive receives a subpoena, deposition notice, interview request, or other process or order which requires or may reasonably be construed to require Executive to produce confidential information or trade secrets of CVS Caremark, Executive shall promptly: (i) notify the Company of the item, document, or information sought by such subpoena, deposition notice, interview request, or other process or order; (ii) furnish the Company with a copy of said subpoena, deposition notice, interview request, or other process or order; and (iii) provide reasonable cooperation with respect to any procedure that CVS Caremark may initiate at its expense to protect CVS Caremark confidential information, trade secrets or other interests. If CVS Caremark objects to the subpoena, deposition notice, interview request, process, or order, Executive shall cooperate to permit CVS Caremark to ensure that there shall be no disclosure until the court or other applicable entity has ruled upon the objection or otherwise ordered Executive to make such disclosure, and then only in accordance with the ruling so made, unless Executive is ordered by the court or other applicable entity to do so in the interim. If no such objection is made despite a reasonable opportunity to do so, Executive shall be entitled to comply with the subpoena, deposition notice, interview request, or other process or order provided that Executive has fulfilled the above obligations.

13.    NON-DISPARAGEMENT. Executive agrees that he will not make any statements that disparage the business or reputation of CVS Caremark, and/or any officer, director or employee of CVS Caremark. The Company agrees that it will instruct Thomas M. Ryan, the Company’s President, CEO and Chairman of the Board, not to make, and not to direct any other employee of the Company to make, any disparaging statements regarding Executive. Notwithstanding the foregoing, nothing in this Agreement shall prohibit Executive or Mr. Ryan from (a) making truthful statements or disclosures that are required by applicable law, regulation or legal process; (b) requesting, receiving or discussing confidential legal advice; or (c) making confidential statements to officers of the Company or members of the Company’s Board of Directors.

14.    INDEMNIFICATION. The Company acknowledges and agrees that, pursuant to Article Seventh of the Company’s Amended and Restated Certificate of Incorporation (i) each person (and the heirs, executors or administrators of such person) who was or is a party, or is threatened to be made a party to, or is involved in any threatened, pending or completed action,

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suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person was or is an officer of the Company, shall be indemnified and held harmless by the Company to the fullest extent permitted by Delaware Law; (ii) the right to indemnification in Article Seventh includes the right to be paid by the Company the expenses incurred in connection with such proceeding in advance of its final disposition to the fullest extent authorized by Delaware law; and (iii) the right of indemnification conferred in Article Seventh is a contractual right.

15.    NO OTHER COMPENSATION; SUFFICIENCY OF CONSIDERATION. Executive acknowledges and agrees that the payments and benefits described above exceed that to which he is entitled under the Term Sheet agreement, as amended, and are good and valuable consideration for the compensation, benefits, general release, covenant not to sue, and the other promises and terms in this Agreement. The parties agree that, except as specifically set forth in this Agreement, Executive is not and shall not be entitled to any salary, bonus, equity rights, benefits or other compensation of any kind, except as required by law.

16.    GENERAL RELEASE OF CLAIMS. Executive hereby releases and forever discharges CVS Caremark Corporation and each of its divisions, affiliates, subsidiaries and operating companies, and the respective officers, directors, employees, agents and affiliates of each of them (collectively, the “Released Parties”) from any and all causes of action, lawsuits, proceedings, complaints, charges, debts, contracts, judgments, damages, and claims against the Released Parties, whether known or unknown, which Executive ever had, now has or which Executive or Executive’s heirs, executors, administrators, successors or assigns may have prior to the date this Release is signed by Executive, due to any matter whatsoever relating to Executive’s employment, compensation, benefits, and/or termination of Executive’s employment with CVS Caremark and/or any of its subsidiaries or predecessors (collectively, the “Released Claims). The Released Claims include, but are not limited to, any claim that any of the Released Parties violated the National Labor Relations Act, Title VII of the Civil Rights Act of 1964, Sections 1981 through 1988 of Title 42 of the United States Code, the Employee Retirement Income Security Act, the Immigration Reform and Control Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Family Medical Leave Act, and/or the Occupational Safety and Health Act; any claim that any of the Released Parties violated any other federal, state or local statute, law, regulation or ordinance; any claim of unlawful discrimination of any kind; any public policy, contract, tort, or common law claim; and any claim for costs, fees, or other expenses including attorney’s fees incurred in these matters. Notwithstanding the foregoing, the Released Claims do not include the release of (i) any rights that Executive cannot lawfully waive, (ii) any claims by Executive that the Company has breached the terms of this Agreement, or (iii) any rights Executive has to defense and indemnification from the Company or its insurers.

17.    COVENANT NOT TO SUE. Executive agrees not to file or initiate a lawsuit in any court or initiate an arbitration proceeding asserting any of the Released Claims against any of the Released Parties. Executive further agrees that he will not permit himself to be a member of any class in any court or in any arbitration proceeding seeking relief against the Released Parties based on claims released by this Release, and that even if a court or arbitrator rules that he may not waive a claim released by this Release, he will not accept any money damages or other relief

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in connection with any other action or proceeding asserting any of the Released Claims against any of the Released Parties. Executive agrees to reimburse CVS for any legal fees that CVS incurs as a result of any knowing breach of this paragraph by Executive.

18.    TAX ISSUES. To the extent that Executive receives any payments or benefits due to the merger of CVS Corporation and Caremark Rx Inc. and such payments or benefits result in an excise tax payable by the Executive under § 4999 of the Internal Revenue Code (“IRC”), the Company shall promptly pay to the Executive an additional amount necessary to place the Executive in the after-tax position that Executive would be in if IRC § 4999 did not apply with respect to such payments or benefits received by the Executive, provided, however, that any payment of such amount to the Executive shall be delayed to the minimum extent necessary to avoid the imposition of additional tax under IRC § 409A.

19.    NO PENDING ACTIONS. Executive represents that as of the date he signs this Agreement, Executive has not filed or initiated, or caused to be filed or initiated, any complaint, claim, action or lawsuit of any kind against any of the Released Parties in any federal, state or local court or agency.

20.    WAIVER OF DAMAGES. Nothing in this Agreement is intended to or shall interfere with Executive’s right to participate in a proceeding with any appropriate federal, state or local government agency enforcing federal, state or local discrimination laws and/or cooperating with said agency in its investigation. Executive shall not, however, be entitled to receive any relief, recovery or monies in connection with any complaint or charge brought against any of the Released Parties with respect to any Released Claims, without regard as to who brought any such complaint or charge.

21.    TIME TO CONSIDER AND REVOKE; ADVICE OF COUNSEL. Executive acknowledges that he has been afforded at least twenty-one (21) days to consider whether to sign this Agreement. If Executive elects not to take the twenty-one (21) days to consider this Agreement, Executive acknowledges having done so voluntarily and with the understanding that Executive is waiving a statutory right to do so. If Executive chooses to execute this Agreement, Executive has the right to revoke the acceptance at any time within seven (7) days of signing (the “Revocation Period”) by delivering a written revocation to CVS Caremark Corporation, Attention: V. Michael Ferdinandi, One CVS Drive, Woonsocket, RI 02895. Any such revocation shall state, “I hereby revoke my Separation Agreement and General Release” and must be signed by Executive and received by the Company before the end of the Revocation Period. If Executive decides to revoke this Agreement, the revocation shall make this Agreement null and void and shall be deemed effective on the date received by the Company. Executive acknowledges that in the absence of a valid and effective Agreement, Executive is not entitled to the post-employment payments and benefits set forth in the Agreement. Executive acknowledges that CVS Caremark has advised him to consult with an attorney before executing this Agreement, and Executive represents that he has done so.

22.    GOVERNING LAW. This Agreement shall be governed by and conformed in accordance with the laws of the State of Rhode Island without regard to its conflict of laws

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provisions. Any actions brought to enforce the terms of this Agreement shall be brought in a court of competent jurisdiction located in the State of Rhode Island.

23.    SECTION HEADINGS. Section headings contained in this Agreement are for convenience of reference only and shall not affect the meaning of any provision herein.

24.    ENTIRE AGREEMENT. This Agreement, together with any compensation, equity or benefit plan or agreement referred to herein, sets forth the entire agreement between the parties hereto with respect to its subject matter and fully supersedes any and all prior understandings, whether written or oral, between the parties concerning the subject matter of this Agreement. Executive acknowledges that he has not relied on any representations, promises or agreements of any kind made to him in connection with his decision to accept the terms of this Agreement, except for the representations, promises and agreements herein. Any modification to this Agreement must be in writing and signed by Mr. McLure and CVS Caremark’s Senior Vice President, Human Resources or his authorized representative.

IN WITNESS WHEREOF, the parties knowingly and voluntarily executed this Separation Agreement and General Release as of the dates set forth below.

HOWARD A. MCLURE	CVS CAREMARK CORPORATION

BY:
V. Michael Ferdinandi Senior Vice President, Human Resources

DATE:	DATE:

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